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                                                                      Exhibit 15



November 4, 1996


The Boeing Company
Seattle, Washington


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Boeing Company and subsidiaries for the periods ended
March 31, 1996 and 1995 and June 30, 1996 and 1995 as indicated in our reports dated April 29, 1996 and August 1, 1996, respectively. Because we did not perform an audit, we express no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, are being incorporated by reference in Amendment No. 2 to Registration Statement No. 333-11777 on Form S-3.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/  DELOITTE & TOUCHE LLP